UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2007

SECURITY BANK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Georgia	000-23261	58-2107916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4219 Forsyth Road, Macon, Georgia 31210
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (478) 722-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.

(e) Amended and Restated Employment Agreements with H. Averett Walker, Richard A. Collinsworth, James R. McLemore, Jr. and Tony E. Collins

On December 18, 2007, Security Bank Corporation (the “Company”) entered into an amended and restated employment agreement with each of the following executive officers:

•	H. Averett Walker, President and Chief Executive Officer

•	Richard A. Collinsworth, Executive Vice President and Chief Operating Officer

•	James R. McLemore, Jr., Executive Vice President and Chief Financial Officer

•	Tony E. Collins, Executive Vice President and Regional Executive – Atlanta

The amended employment agreements are for an initial term ending December 18, 2010. Beginning on that date, and on each anniversary thereafter, the term of each agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. In the event of a change in control of the Company, the term of each agreement automatically will extend for an additional three years following the change in control.

Salary and Benefits. The agreements provide for the following annual base salaries for the executives:

Executive	Base Salary
Walker	$350,000
Collinsworth	$240,000
McLemore	$210,000
Collins	$200,000

All salaries may be adjusted from year to year in the sole discretion of the Board of Directors of the Company, or a committee of the Board. The agreements provide that the executives will be eligible to participate in the employee benefit, option, bonus and other compensation programs that are generally provided to the Company’s senior officers. In addition, the executives will receive reimbursement for country club dues and assessments, a company vehicle/automobile allowance of $1,000 per month, and directors fees for serving on the boards of subsidiary banks.

Termination of Employment. The agreements also specify the payments and benefits to which each executive is entitled upon termination of employment for specified reasons, including death, disability, termination by the Company with or without “cause” and resignation by the executive with or without “good reason” (as such terms are defined in the agreements). In the event an executive is terminated by the Company without cause or resigns for good reason, he will be entitled to receive a lump sum severance payment equal to two times the sum of (a) his then-current base salary plus (b) his average annual cash incentive earned over the prior five years. In the event that a termination without cause or a resignation for good reason occurs within three years following a change in control of the Company, however, the executive will be entitled to receive the following:

•

A lump sum severance payment equal to 2.99 times his “base amount” under Section 280G of the Internal Revenue Code (the base amount typically is the executive’s average annual taxable compensation over the prior five years).

•	Continued health care coverage under COBRA for a period of 18 months, with all premiums paid by the Company.

•	Acceleration of vesting of all stock options, restricted stock, and other equity awards, including the lapse of all time- and performance-based restrictions.

•

Acceleration of vesting under the Company’s retirement plans and a cash payment equal to the present value of the excess of (a) the benefit he would have been paid under each plan if he had been fully vested and had continued coverage for 18 months following termination, as if he had earned the severance payment during such period and had made contributions sufficient to earn the maximum matching contribution, if any, over (b) the benefit actually payable under each plan. This provision does not affect the benefits the executives receive under their SERP agreements with the Company.

In the event of a termination due to death, disability, cause, or resignation without good reason, an executive will receive his accrued rights, such as earned but unpaid base salary and any earned but unpaid benefits under Company incentive plans, but he will not be entitled to receive severance benefits under the agreement.

Reduction for Golden Parachute Taxes. In the event that any of the severance benefits described above are subject to federal excise taxes under the “golden parachute” provisions under Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary to avoid such excise taxes, but only if such reduction would result in a greater net benefit for the executive.

Restrictive Covenants. The agreements require the executives to refrain from soliciting customers or employees of the Company, or competing with the Company within a 50-mile radius of the main office, during employment and for a one-year period after termination of employment. The agreements require the executives to refrain from hiring employees of Security Bank for an 18-month period after termination of employment and limit the executives’ ability to disclose or use any of the Company’s confidential information, trade secrets, or business opportunities.

Copies of the agreements are attached hereto as Exhibits 10.1 – 10.4.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1	Amended and Restated Employment Agreement entered into December 18, 2007 between Security Bank Corporation and H. Averett Walker.

10.2	Amended and Restated Employment Agreement entered into December 18, 2007 between Security Bank Corporation and Richard A. Collinsworth.

10.3	Amended and Restated Employment Agreement entered into December 18, 2007 between Security Bank Corporation and James R. McLemore, Jr.

10.4	Amended and Restated Employment Agreement entered into December 18, 2007 between Security Bank Corporation and Tony E. Collins.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY BANK CORPORATION

Date: December 21, 2007	By:	/s/ H. Averett Walker
President and
Chief Executive Officer